CUSIP No. 42965Q 10 7                                                 13D                                               Page 7 of 7 Pages

Exhibit 1

Joint Filing Agreement

This will confirm the agreement by and between the undersigned that the Schedule 13D filed on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock, par value $.01 per share, of High Country Bancorp, Inc. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended. The undersigned agree that each of the undersigned is responsible for the timely filing of this statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained herein or therein; but none of the undersigned is responsible for the completeness or accuracy of the information concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: August 1, 2002	By:	/s/ ROBERT F. HATCHER
ROBERT F. HATCHER

GEORGIA PINE LEVEL FOUNDATION, INC.

Date: August 1, 2002	By:	/s/ ROBERT F. HATCHER
Robert F. Hatcher, President